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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  FORM N-18F-1


                 NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940








                              The Kensington Funds
                       -----------------------------------
                           (Exact Name of Registrant)



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                            NOTIFICATION OF ELECTION


         The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                                    SIGNATURE


         Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the Registrant has caused this Notification of Election to be duly executed on its behalf in the city of Orinda and the State of California on the 1st day of April, 2003.


                                              The Kensington Funds


                                              By:  /s/ John P. Kramer
                                                   ---------------------------
                                                   John P. Kramer
                                                   President

Attest:   /s/ Cynthia M. Yee
          -------------------------
          Cynthia M. Yee
          Secretary